UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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GENERAL MILLS, INC.

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General Mills, Inc.

2018 Annual Meeting of Shareholders

Additional Information Relating to Shareholder Proposal

Item 4 on the proxy card:  Shareholder Proposal for Report on Pesticide Use in Our Supply Chain and its Impact on Pollinators:

RESOLVED: Shareholders request that the Board disclose at regular intervals, at reasonable expense and omitting proprietary or privileged information, available quantitative metrics on pesticide use in the Company’s supply chain and related impacts on pollinators, to allow investors to assess trends over time.

The Board of Directors of General Mills, Inc. has recommended that shareholders vote AGAINST Item 4 for the reasons set forth on pages 64 – 65 of our Proxy Statement filed with the Securities and Exchange Commission on August 13, 2018 (the “Proxy Statement”).

General Mills would like to update its shareholders to make them aware of the following additional information related to the shareholder proposal that has been posted to our sustainability website (https://www.generalmills.com/en/Responsibility/Sustainability/ecosystem/integrated-pest-management). This supplement does not change or amend any other disclosures included in the Proxy Statement.

Integrated Pest Management

Integrated pest management (IPM) strategies – such as biological control, changing farmer behavior, and the use of resistant varieties – minimize the threat of pests and the need to use pesticides on crops.

General Mills has been a leader in supporting IPM practices for decades. We fund IPM research, share results and work with our suppliers and conservation organizations to drive progress.

We collaborated with the Xerces Society, Iowa State University and the USDA Natural Resources Conservation Service on a project launched in June 2015 to improve IPM practices for corn and soy. In fiscal 2017, the initiative concluded with publication of the report “Making Decisions About Neonicotinoid Seed Treatment Use in Iowa.” This document provides guidance about which corn and soybean pests may be targeted effectively with neonicotinoid seed treatments when scouting should occur to inform related decisions and how to scout for these early season pests.

In fiscal 2017, we received results from an analysis we commissioned by the IPM Institute of North America to assess the scope of IPM adoption and pesticide use in North American for five major crops: corn, oats, soybeans, sugar beets and wheat. The Institute staff reviewed Land Grant University and industry resources, interviewed 15 experts, collected pesticide use data and estimated risks, compiled IPM and other best practice lists, and prioritized opportunities for increasing IPM adoption.

This work revealed that pesticide use and IPM adoption varies widely among the five key crops. In North America, the study concluded that sugar beets receive the most pesticide active ingredient per acre, at an estimated 255 lbs. per acre, followed by soybeans (23 lbs.), corn (21 lbs.), wheat (4 lbs.) and oats (3 lbs.). The high use in sugar beets is associated with the use of soil fumigants for nematodes. In the Red River Valley, where nematodes are not a significant problem, sugar beets receive an estimated 9 lbs. of active ingredient per acre. In terms of IPM practices, the study found that sugar beet growers benefit from a well-developed IPM infrastructure for pest alerts, scouting and weather monitoring, and varieties genetically modified for resistance to glyphosate, which allows them to use glyphosate for broad spectrum weed control. In wheat and oats, traditionally bred pest-resistant varieties predominate with minimal pesticide use. IPM practices are less utilized for corn and soybeans, which are highly reliant on seed treatment and genetically modified glyphosate resistant varieties for weed management and insect pest resistance. Scouting in corn and soybeans is limited primarily to soybean aphid in soybeans.

The study also identified and prioritized specific opportunities to improve IPM practices and reduce pesticide use and risk in each of the five commodities. Using these results, we are extending our work with the IPM

Institute of North America to help educate our suppliers on best practices that focus on pesticide alternatives, including having the President of the IPM Institute deliver a series of education sessions in our North American row crop supply base, including farmers and agribusiness suppliers.

In addition, these results inform our approach for IPM adoption across our supply chain. Through our engagement with Field to Market, we help growers capture information about pesticide use, including energy used in the application of pesticides and embedded GHG emissions, and apply those findings to improve sustainability. We are engaging with the Field to Market (FTM) Pesticide Task Force to encourage further data capture and analysis. We will evaluate any new metrics from FTM when available.

We are encouraged by positive results we’re seeing on biodiversity with our focus in our supply chain on soil health and pioneering work on regenerative agriculture.